Putnam Investors Fund, July 31, 2004, annual report


Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds year ended July 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $141,919.

72DD1 		Class A	11,695
		Class B	0.00
		Class C	0.00

72DD2		Class M	0.00
		Class R	0.00
		Class Y	6,205

73A1		Class A	0.048
		Class B	0.000
		Class C	0.000

74A2		Class M	0.000
		Class R	0.031
		Class Y	0.077

74U1		Class A	201,985
		Class B	125,728
		Class C	5,177

74U2		Class M	5,261
		Class R	1
		Class Y	69,789

74V1		Class A	11.08
		Class B	10.22
		Class C	10.78

74V2		Class M	10.62
		Class R	11.07
		Class Y	11.23